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                                                                     EXHIBIT 12
                            FIRST DATA CORPORATION
                                COMPUTATION  OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                        Years Ended December 31,
                            --------------------------------------------------
                              1996       1995        1994      1993      1992
                            --------    ------      ------    ------    ------
Earnings:
 Income before income
  taxes                     $1,031.8    $167.6(1)   $611.3    $497.1    $283.8
 Interest expense              110.3     106.4        52.4      46.4      43.6
 Other adjustments              56.5      56.2        50.2      42.6      43.7
                            --------    ------      ------    ------    ------
Total earnings (a)          $1,198.6    $330.2      $713.9    $586.1    $371.1
                            ========    ======      ======    ======    ======

Fixed charges:
 Interest expense             $110.3    $106.4       $52.4     $46.4     $43.6
 Other adjustments              56.5      56.2        50.2      42.6      43.7
                            --------    ------      ------    ------    ------

Total fixed charges (b)       $166.8    $162.6      $102.6     $89.0     $87.3
                            ========    ======      ======    ======    ======

Ratio of earnings to
  fixed charges (a/b)           7.19      2.03        6.96      6.59      4.25



(1) Includes a merger, integration, and impairment charge of $645.7 million ($539.9 million loss after tax benefits) relating to the FFMC merger. The pro forma ratio of earnings to fixed charges without this charge would have been 6.00.


For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.